
Manas Petroleum Corporation (USA)
100%
DWM Petroleum AG (Switzerland)
100%
Manas Petroleum AG (Switzerland)
100%
Manas Management Services Ltd. (Bahamas)
1%
99%
32.06%
Petromanas Energy Inc. (Canada)
25%
CJSC South Petroleum Company (Kyrgyzstan)
90%
CJSC Somon Oil Company (Tajikistan)
100%*
Gobi Energy Partners GmbH (Switzerland)
100%*
Gobi Energy Partners LLC (Mongolia)
Manas limitada (Chile)
100%
Petromanas Albania GmbH (Switzerland)
100%
Petromanas Albania GmbH (Albania)